EXHIBIT 99.1

CONTACT:	Barry Susson		Brendon Frey or
	Chief Financial Officer		Tom Ryan
	(215) 676-6000		(203) 682-8200
OR
OF:	Deb Shops, Inc.		Integrated Corporate Relations
	9401 Blue Grass Road		450 Post Road East
	Philadelphia, PA 19114		Westport, CT 06880

DEB SHOPS REPORTS SECOND QUARTER AND SIX MONTH RESULTS

UPDATES FULL-YEAR SALES AND EARNINGS ESTIMATES

Philadelphia, PA – August 24, 2006 – Deb Shops, Inc. (Nasdaq: DEBS), a leading teen apparel retailer, today reported financial results for the second quarter ended July 31, 2006.

For the second quarter of fiscal 2007, net sales decreased 0.4% to $75.7 million compared to $76.0 million in the second quarter a year ago. Gross profit, which is net of buying and occupancy costs, was $28.5 million resulting in a gross margin of 37.7% for the period. This compares to gross profit of $29.0 million and a 38.2% gross margin in the second quarter of fiscal 2006. Second quarter net income was $5.9 million compared to $6.6 million in the second quarter of fiscal 2006, while diluted earnings per share was $0.41 versus $0.46 in last year’s second quarter.

As of July 31, 2006, the Company had $116.0 million in cash and marketable securities, shareholders’ equity of $136.8 million, and no debt.

Marvin Rounick, President and CEO of Deb Shops, stated, “Our second quarter sales and earnings were down year-over-year as the challenging economic environment negatively impacted consumer demand at our stores. While we are disappointed with our recent performance, we believe that our operating philosophies are sound and we continue to be optimistic about our longer-term prospects. With that said, given the current trends in our business and our relatively strong second half of fiscal 2006, we believe it is prudent to adopt a more conservative outlook for the second half of this fiscal year. Looking ahead, we are committed to taking the necessary steps to improve our business and we remain dedicated to returning increased value to our shareholders.”

Net sales for the first six months of fiscal 2007 increased 2.4% to $157.1 million from $153.5 million for the comparable prior year period. Gross profit, which is net of buying and occupancy costs, increased to $51.4 million resulting in a gross margin of 32.7% for the period. This compares to gross profit of $50.8 million and a 33.1% gross margin in the comparable prior year period. Net income for the period was $8.6 million, or $0.60 per diluted share, versus $9.4 million, or $0.66 per diluted share, in the first half of fiscal 2006.

During the second quarter of fiscal 2007, Deb Shops opened four new stores and remodeled three existing locations and closed one store. As of July 31, 2006, the Company operated plus-size departments in 174 Deb stores.

Barry Susson, CFO of Deb Shops, added, “We believe our sales and earnings shortfall was in part attributable to the challenging economic environment brought on by energy and fuel prices that are near their all-time high as well as rising interest rates. Our target customer is the value conscious female consumer between the ages of 13 to 25. We believe that when there is a reduction in disposable household income for our core demographic, there is typically a temporary, negative impact on purchases of non-essential items such as clothing and accessories.”

Based on management’s current outlook, Deb Shops expects its fiscal 2007 sales guidance to be in the range of $320 million to $325 million compared to its previous sales range of $325 million $330 million. The Company now anticipates diluted earnings per share for fiscal 2007 to range from $1.30 to $1.40, versus its previous expectation of $1.40 to $1.50. These amounts are based on the following assumptions:

third quarter comparable store sales – negative high-single digits;

fourth quarter comparable store sales – negative mid-single digits; and

full year net new store growth – between 12 and 15 stores.

Deb Shops, Inc. is a national specialty retailer of fashionable apparel, shoes and accessories for juniors in both regular and plus sizes. The Company operates 335 specialty apparel stores in 42 states under the DEB and Tops ‘N Bottoms names.

The Company has made in this release, and from time to time may otherwise make, “forward-looking statements” (as that term is defined under federal securities laws) concerning the Company’s future operations, performance, profitability, revenues, expenses, earnings and financial condition. This release includes, in particular, forward-looking statements regarding expectations of future performance, store openings and closings and other matters. Such forward-looking statements are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors. Such factors may include, but are not limited to, the Company’s ability to improve or maintain sales and margins, respond to changes in fashion, find suitable retail locations and attract and retain key management personnel. Such factors may also include other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2006. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

(tables to follow)

Income Statement Highlights (Unaudited)

	Six Months Ended July 31,		Three Months Ended July 31,

	2006	2005	2006	2005

Net sales	$157,116,016	$153,450,841	$75,658,460	$75,966,094
Cost of sales, including buying and occupancy costs	105,736,083	102,617,057	47,162,694	46,934,240

Gross profit	51,379,933	50,833,784	28,495,766	29,031,854
Operating expenses:
Selling and administrative	37,705,128	35,621,310	19,450,105	18,526,050
Depreciation and amortization	2,574,589	2,649,381	1,310,441	1,282,574

	40,279,717	38,270,691	20,760,546	19,808,624
Operating income	11,100,216	12,563,093	7,735,220	9,223,230
Other income, principally interest	2,100,026	2,373,305	1,166,952	1,324,850

Income before income taxes	13,200,242	14,936,398	8,902,172	10,548,080
Income tax provision	4,600,000	5,586,000	3,040,000	3,958,000

Net income	$8,600,242	$9,350,398	$5,862,172	$6,590,080

Net income per common share
Basic	$0.60	$0.67	$0.41	$0.47

Diluted	$0.60	$0.66	$0.41	$0.46

Weighted average number of common shares outstanding
Basic	14,325,600	13,930,967	14,327,808	14,080,355

Diluted	14,347,929	14,054,870	14,343,532	14,160,816

EBITDA(1)	$13,674,805	$15,212,474	$9,045,661	$10,505,804

Balance Sheet Highlights (Unaudited)

	July 31, 2006	July 31, 2005

Cash and cash equivalents	$23,998,950	$119,077,100
Marketable securities	$92,000,000	$69,625,000
Merchandise inventories	$36,722,679	$35,426,613
Total current assets	$157,685,099	$227,509,686
Property, plant and equipment, net	$24,319,140	$22,420,157
Total assets	$191,497,306	$259,064,001
Total current liabilities	$42,841,828	$129,015,709
Total liabilities	$54,706,103	$139,993,417
Shareholders’ equity	$136,791,203	$119,070,584

(1) EBITDA Reconciliation (Unaudited)

	Six Months Ended July 31,		Three Months Ended July 31,

	2006	2005	2006	2005

Net income	$8,600,242	$9,350,398	$5,862,172	$6,590,080
Income tax provision	4,600,000	5,586,000	3,040,000	3,958,000
Depreciation and amortization	2,574,589	2,649,381	1,310,441	1,282,574
Other income, principally interest	(2,100,026)	(2,373,305)	(1,166,952)	(1,324,850)

EBITDA	$13,674,805	$15,212,474	$9,045,661	$10,505,804

(1)

EBITDA is a financial measure that is not recognized under accounting principles generally accepted in the United States (US GAAP). The Company believes EBITDA provides a meaningful measure of operating performance. As required, the Company has presented the reconciliation of net income, a US GAAP financial measure, to EBITDA.